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                                                                       EXHIBIT 6



Robert E. Schneider, F.S.A.
Vice President and Chief Actuary


Gentlemen:

In my capacity as Vice President and Chief Actuary of New England Variable Life Insurance Company (the "Company"), I have provided actuarial advice concerning:

     The preparation of Post-Effective Amendment No. 11 to the registration statement on Form S-6 (File No. 2-82838) filed by New England Variable Life Separate Account and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

     The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The "sales load" as defined in paragraph (c) (4) of Rule 6(e)-2 under the Investment Company Act of 1940, shall not exceed 9 per centum of the payments to be made thereon during the period equal to the lesser of 20 years or the anticipated life expectancy of the insured named in the policy based on the 1958 Commissioners Standard Ordinary Mortality Table. Such sales load will not exceed 20 per centum of payments made for the first policy year, 12 per centum of the payments made for the second through fourth policy years, plus 7.75% of payments made in subsequent policy years.

2. The proportionate amount of the sales load deducted from any payment during the policy period shall not exceed the proportionate amount deducted from any prior payment during the policy period.

3. The illustrations of death benefits, net cash values, accumulated premiums and internal rates of return on net cash values shown in Appendix A of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for males aged 25
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     or 40 in the underwriting classes illustrated than to prospective purchasers of Policies for males at other ages or underwriting classes or for females.

4. The Prospectus information contained in (i) the examples of variations in death benefits on page 15; (ii) the example of how the maximum loanable amount is determined on page 17; (iii) the example of the impact of a policy loan on page 18; (iv) the example of the effect on death benefits and cash values of payment of premiums other than annually on page 19, based on the assumptions stated in the illustrations, is consistent with the provisions of the Policies.

5. The table of illustrative premium rates on page 20 of the Prospectus contains the premium rates to be charged by NEVLICO for standard mortality risk or preferred mortality risk policies issued to males or females with the face amounts, premium frequencies and issue ages shown in the table.

6. The table of net premiums shown on page 12 of the Prospectus contains the net premiums allocated to the sub-accounts for standard mortality risk or preferred mortality risk policies issued to males or females with face amounts, premium frequencies and issue ages shown in the table.

7. The information contained in (i) the demonstration of the increase in variable death benefit and table of net single premiums in Appendix B; (ii) the demonstrations of the amount provided for investment in Appendix C;
     (iii) the description of the Preferred or Female Cost of Insurance Factor in Appendix D; (iv) the description of historical investment experience in Appendix E; based on the assumptions stated in the Appendices, is consistent with the provisions of the Policies.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus.


                                           Sincerely,



                                           Robert E. Schneider, F.S.A.
                                           Vice President and Chief Actuary